JPMORGAN DYNAMIC sMALL cAP FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
10/06/04	New York & Company


Shares            Price         Amount
30,900		  $17.00	$525,300


                                       % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.19	    N/A		0.31%		   0.32%


Broker
Bear Sterns Securities Corp.


Underwriters of New York &  Company


Underwriters     	                  Shares

Bear, Stearns & Co. Inc.    		 2,250,000
J.P. Morgan Securities Inc.    		 2,250,000
Wachovia Capital Markets, LLC   	 2,250,000
Banc of America Securities LLC    	 2,000,000
Piper Jaffray & Co.     		 1,250,000

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Total     				 10,000,000
===================================================



Trade
Date     	Issue
10/21/04	Arch Coal, Inc


Shares            Price         Amount
28,200		  $33.85	$954,570


                                       % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.69	    N/A		0.45%		   0.45%


Broker
Morgan Stanley and Company


Underwriters of Arch Coal, Inc (ACI) Secondary


Underwriters     	                  Shares

Citigroup		   		 1,875,000
Morgan Stanley		   		 1,875,000
J.P. Morgan Securities, Inc.	  	   937,500
PNC Capital Markets, Inc.		   312,500
Friedman, Billings, Ramsey & Co., Inc.     250,000
Legg Mason Wood Walker, Inc.		   250,000
Lehman Brothers, Inc.			   250,000
Merrill Lynch & Co., Inc.	    	   250,000
Wachovia Corporation    		   250,000

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Total     				 6,250,000
===================================================